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                                                                    Exhibit 23.1

                               CONSENT OF KPMG LLP

The Board of Directors
Brocade Communications Systems, Inc.

We hereby consent to the incorporation by reference into Brocade Communications Systems, Inc.'s registration statement on this Form S-8 of our report dated November 18,2002, with respect to the consolidated balance sheet of Brocade Communications Systems, Inc. and subsidiaries as of October 26,2002, and the related consolidated statements of operations, stockholders' equity, and cash flow for the year ended October 26,2002, and related financial statement schedule, which report appears in the annual report on Form 10-K of Brocade Communications Systems, Inc. for the year ended October 26,2002.

/s/ KPMG LLP

Mountain View, California

February 28,2003